EXHIBIT 99.1

Epic Bancorp

851 Irwin Street
San Rafael, CA 94901
(415) 526-6400

For Immediate Release February 14, 2006

Contact:	Kit M. Cole Chairman/CEO (415) 526-6400

Paul David Schaeffer Named Epic Bancorp Director

San Rafael, CA—February 14, 2006 — Epic Bancorp (NASDAQ:EPIK) (the “Company”), parent company of Tamalpais Bank and Epic Wealth Management, today announced that Paul David Schaeffer, a 16-year resident of Marin County, has been appointed to the Board of Directors of Epic Bancorp. Mr. Schaeffer has also been appointed to the Board of Directors of Tamalpais Bank and Epic Wealth Management.

Mr.  Schaeffer is expected to be named as a member of the Company’s Audit Committee, Compensation Committee, and Nominating/Governance Committee. Mr. Schaeffer is an independent outside director as defined by the rules and regulations of the NASDAQ stock market and the Securities and Exchange Commission. There have been no transactions since January 1, 2004 nor are there any currently proposed transactions, to which Epic Bancorp, or any of its subsidiaries, was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Shaeffer had, or will have, a direct or indirect material interest.

Mr.  Schaeffer has worked for over twenty years in the financial services and wealth management industry, with a focus on the areas of business strategy, investment product distribution, operations, and customer segment competitiveness.

Mr.  Schaeffer is currently managing director of Strategy & Innovation of the Investment Management Services business of SEI, a leading global provider of outsourced investment business solutions. In that role, Mr. Schaeffer is responsible for business strategy, product development and thought leadership initiatives that enable SEI to meet the competitive challenges of its investment management clients. Paul is a frequent speaker at industry conferences, including the ICI, ABA, CFA Institute, IAA, Money Management Institute and U.S. Institute.

Prior to joining SEI, Mr. Schaeffer was managing partner of Investment Counseling, Inc, and executive vice president of Capital Resource Advisors, both business strategy consulting firms. His clients included leading financial services, investment management, and mutual fund organizations targeting the institutional, high net worth and retail customer segments. He was the primary author of Competitive Challenges, the industry’s most recognized best practices study.

Epic Bancorp
Press Release
February 14,  2006

Earlier in his career he served as chief operating officer of Harris Bretall Sullivan & Smith, a San Francisco-based investment counseling firm; president and chief operating officer of Act III Publishing; chief financial officer of Act III Communications; and vice president of Embassy Communications, a large diversified media and entertainment company. Mr. Schaeffer’s background in government and public policy includes staff positions with President Jimmy Carter, Senator Edward M. Kennedy and Congressman Les Aspin.

Paul lives in Tiburon with his wife Jackie and dog Rusty.

Epic Bancorp
Press Release
February 14,  2006

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com) based in San Rafael, CA, is the holding company of Tamalpais Bank and Epic Wealth Management. The Company had $462 million in assets and $313 million in deposits as of December 31, 2005. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol EPIK. For additional information, please contact Kit Cole at 415-526-6400.

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank (www.tambank.com) has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program. For additional information, please call 415-454-1212.

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management and Epic Bancorp are located at 851 Irwin Street in San Rafael. For additional information about Epic Wealth Management, please call 415-526-4300.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Epic Wealth Management . These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability or our wealth management business ;and (7)other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.